Consolidated Financial Statements

(Expressed in thousands of United States (U.S.) dollars)

(Prepared in accordance with generally accepted accounting principles used in the United States of America (U.S. GAAP))

CARDIOME PHARMA CORP.

As at and for the years ended December 31, 2011 and 2010

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors.  The consolidated financial statements and related notes have been prepared by management in accordance with generally accepted accounting principles used in the United States of America, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control.  The Board of Directors exercises this responsibility principally through the Audit Committee.  The Audit Committee consists of directors not involved in the daily operations of the Company.  The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and express their opinion thereon.

/s/Doug Janzen	/s/Curtis Sikorsky
President and CEO	Chief Financial Officer

March 26, 2012	March 26, 2012

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited the accompanying consolidated financial statements of Cardiome Pharma Corp, which comprise the consolidated balance sheets as at December 31, 2011 and December 31, 2010, the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cardiome Pharma Corp. as at December 31, 2011 and December 31, 2010, and its consolidated results of operations and its consolidated cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Other Matter

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cardiome Pharma Corp.’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 26, 2012 expressed an unmodified opinion on the effectiveness of Cardiome Pharma Corp’s internal control over financial reporting.

“SIGNED: KPMG LLP”

Chartered Accountants

Vancouver, Canada

March 26, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited Cardiome Pharma Corp. (the “Company")’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting presented in the section entitled “Internal Controls over Financial Reporting” included in Management’s Discussion and Analysis of financial condition and results of operations. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at December 31, 2011 and 2010 and the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and our report dated March 26, 2012 expressed an unqualified opinion on those consolidated financial statements.

“SIGNED KPMG LLP”

Chartered Accountants

Vancouver, Canada

March 26, 2012

CARDIOME PHARMA CORP.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except share amounts)
(Prepared in accordance with U.S. GAAP)

	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents (note 6)	$48,644	$76,888
Accounts receivable	1,248	732
Prepaid expenses and other assets	628	1,000
	50,520	78,620

Property and equipment (note 7)	1,967	2,069
Intangible assets (note 8)	1,548	1,635
	$54,035	$82,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities (note 9)	$3,188	$5,705
Current portion of deferred leasehold inducement (note 10)	116	216
	3,304	5,921

Deferred leasehold inducement (note 10)	445	486
Long-term debt (note 11)	25,000	25,000
	28,749	31,407

Stockholders’ equity:
Common stock (note 12)	262,097	261,554
Authorized - unlimited number with no par value
Issued and outstanding – 61,129,091 (2010 – 61,052,362)
Additional paid-in capital	32,208	30,462
Deficit	(287,204)	(259,284)
Accumulated other comprehensive income	18,185	18,185
	25,286	50,917
	$54,035	$82,324

Nature of operations (note 1)
Commitments and contingencies (notes 14 and 18)
Related party transactions (note 17)
Subsequent event (note 20)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ Peter W. Roberts	/s/Harold H. Shlevin
Director	Director

CARDIOME PHARMA CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in thousands of U.S. dollars, except share and per share amounts)
(Prepared in accordance with U.S. GAAP)

	December 31, 2011	December 31, 2010

Revenue:
Licensing and other fees (note 15)	$453	$65,234
Research collaborative fees (note 15)	1,052	830
	1,505	66,064
Expenses:
Research and development	15,224	15,339
General and administration	11,549	12,875
Amortization	1,095	1,154
Loss on write-down of intangible assets	95	25
	27,963	29,393

Operating income (loss)	(26,458)	36,671

Other expenses (income):
Interest expense	2,218	1,975
Other income	(756)	(803)
	1,462	1,172
Net income (loss) and comprehensive income (loss)	$(27,920)	$35,499
Income (loss) per share (note 13)
Basic and Diluted	$(0.46)	$0.58
Weighted average common shares outstanding
Basic	61,125,804	60,813,604
Diluted	61,125,804	61,321,263

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2011 and 2010
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

	Common stock	Additional paid-in capital	Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at December 31, 2009	$256,711	$29,669	$(294,783)	$18,185	$9,782
Net income	-	-	35,499	-	35,499
Common stock issued upon exercise of options	2,359	-	-	-	2,359
Reallocation of additional paid-in capital arising from stock-based compensation related to exercise of options	2,484	(2,484)	-	-	-
Stock-based compensation expense recognized	-	3,277	-	-	3,277
Balance at December 31, 2010	$261,554	$30,462	$(259,284)	$18,185	$50,917
Net loss	-	-	(27,920)	-	(27,920)
Common stock issued upon exercise of options	358	-	-	-	358
Reallocation of additional paid-in capital arising from stock-based compensation related to exercise of options	185	(185)	-	-	-
Stock-based compensation expense recognized	-	1,931	-	-	1,931
Balance at December 31, 2011	$262,097	$32,208	$(287,204)	$18,185	$25,286

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income (loss) for the year	$(27,920)	$35,499
Items not affecting cash:
Amortization	1,095	1,154
Stock-based compensation	1,931	3,277
Deferred leasehold inducement	(123)	(193)
Unrealized foreign exchange gain	(61)	(180)
Loss on write-down of intangible assets	95	25
Changes in operating assets and liabilities:
Accounts receivable	(506)	711
Prepaid expenses and other assets	372	(505)
Accounts payable and accrued liabilities	(2,492)	(1,914)
Deferred revenue	-	(35,197)
Net cash provided by (used in) operating activities	(27,609)	2,677
Cash flows from investing activities:
Purchase of property and equipment	(676)	(274)
Purchase of intangible assets	(343)	(310)
Net cash used in investing activities	(1,019)	(584)
Cash flows from financing activities:
Issuance of common stock upon exercise of stock options	358	2,359
Proceeds from draws of long-term debt (note 11)	-	25,000
Net cash provided by financing activities	358	27,359
Effect of foreign exchange rate changes on cash and cash equivalents	26	166
Increase (decrease) in cash and cash equivalents during the year	(28,244)	29,618
Cash and cash equivalents, beginning of year	76,888	47,270
Cash and cash equivalents, end of year	$48,644	$76,888

Supplemental cash flow information:
Interest paid	$2,241	$1,991
Interest received	22	16

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

1.Nature of operations:

Cardiome Pharma Corp. (the Company) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. The Company is a research-based biopharmaceutical company focused on the discovery, development and commercialization of new therapies that will improve the life and health of patients.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators, licensing fees, and draws from a credit facility available under a collaborative agreement. The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It may be necessary for the Company to raise additional funds for the continuing development of its technologies. These funds may come from sources which include accessing the credit facility available under the Company’s collaborative agreement (note 15(b)), entering into strategic collaboration arrangements, issuance of shares, or alternative sources of financing. However, there can be no assurance that the Company will successfully raise sufficient funds to continue the development of all its technologies.

2.Significant accounting policies:

These consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in United States dollars. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)Principles of consolidation:

These consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries, Rhythm-Search Developments Ltd. (incorporated in Canada), Cardiome, Inc. (incorporated in the United States), Artesian Therapeutics, Inc. (incorporated in the United States), Cardiome Development AG (a company continued under the laws of Switzerland), and Cardiome UK Limited (incorporated in the United Kingdom). Intercompany accounts and transactions have been eliminated on consolidation.

(b)Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements. Significant areas requiring the use of estimates relate to the assessment of net recoverable value and amortization period of intangible assets, accrual of clinical trial and research expenses, reporting of revenue recognition, and accounting for stock-based compensation expense. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

2.Significant accounting policies (continued):

(c)Foreign currency translation:

The Company and its subsidiaries translate monetary assets and liabilities denominated in foreign currency into U.S. dollars using exchange rates in effect at the balance sheet date.  Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at average exchange rates during the period. Foreign exchange gains and losses related to available-for-sale financial assets are recognized as part of other comprehensive income (loss) until realized. All other foreign exchange gains and losses are included in the determination of net income.

(d)Financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 – Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 – Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

In determining fair value measurements, we use the most observable inputs when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

 (e)Cash and cash equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less, when acquired, to be cash equivalents, which are carried at fair value and are designated as held for trading.

 (f)Short-term investments:

The Company considers all highly liquid financial instruments with an original maturity greater than 90 days and less than one year to be short-term investments. Short-term investments are determined to be either held for trading or available-for-sale at the time of purchase and are carried at fair value. Subsequent to initial measurement, changes in fair value of held for trading financial instruments are included in the determination of net income and changes in fair value of available-for-sale financial instruments are recognized as other comprehensive income or loss.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

2.Significant accounting policies (continued):

(g)Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Computer equipment	3 years
Office equipment	5 years

Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful life or the initial lease term.

 (h)Intangible assets:

Intangible assets are comprised of patent costs which are associated with the preparation, filing, and obtaining of patents. Maintenance costs of patents are expensed as incurred. Patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 10 years.

The Company evaluates the recoverability of patents based on the expected utilization of the underlying technologies. If the estimated net recoverable value, calculated based on undiscounted estimated future cash flows, is less than the carrying value of the underlying technology, then the carrying value is written down to its fair value. The amounts shown for patent costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

 (i)Leases:

Leases have been classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks incidental to the ownership of assets to the Company are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

 (j)Deferred leasehold inducements:

Deferred leasehold inducements represent tenant improvement allowances and rent-free periods. These inducements, with the exception of the repayable tenant improvement allowances, are amortized on a straight-line basis over the terms of the leases as a reduction of rent expense.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

2.Significant accounting policies (continued):

 (k)Revenue recognition:

The Company earns revenue from collaboration arrangements that provide for non-refundable payments as follows:

•	upfront fees at the commencement of the arrangement;

•	milestone payments upon meeting certain milestones as contained in the related collaboration arrangements; and

•	fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs.

The Company also earns royalty revenue from a collaboration and license agreement from the commercial sale of an approved product.

Collaboration arrangements entered into by the Company may be revenue arrangements with multiple deliverables. The Company reviews multiple deliverable arrangements and treats elements as separate units of accounting if the following criteria are met:

•	delivered item(s) has standalone value; and

•	if a general right of return exists relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in control of the vendor

Revenue is allocated among the separate units at inception based on their relative selling price. If vendor-specific objective evidence or third-party evidence of selling price does not exist then revenue is allocated using estimated selling prices of deliverables. Revenue from a multiple deliverable arrangement is recognized as a single unit of accounting when the elements in the arrangement do not meet the criteria for separation.

Revenue recognized as a single unit of accounting during the period of ongoing involvement is deferred and amortized on a straight-line basis over the period of ongoing involvement. To the extent that the Company is entitled to upfront, milestone or other lump-sum payments during the period of ongoing involvement, the payments are deferred and amortized on a straight-line basis over the remaining period of ongoing involvement. During this period, the Company will recognize revenue prospectively from the time milestone payments are achieved, services are performed or delivery criteria are met. Changes in estimates are recognized prospectively when changes to the expected term are determined.

Subsequent to the period of ongoing involvement of the Company, milestone payments and fees based on the number of full time research staff are recognized as detailed below:

i)	Milestone payments are recognized as revenue when they are achieved and are collectible.

ii)Fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs are recognized in income as

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

2.Significant accounting policies (continued):

(k)Revenue recognition (continued):

research and collaborative fees to the extent the services are performed, are collectible, and represent the fair value of those services.

Royalty revenue is recognized on an accrual basis when earned in accordance with the agreement terms and when royalties from the collaborative partner are determinable and collectibility is reasonably assured, such as upon the receipt of a royalty statement from the collaborative partner.

(l)Research and development costs:

Research and development costs are expensed in the period incurred.

(m)Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on our behalf.  The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting.  These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts.  The Company monitors these factors to the extent possible and adjusts our estimates accordingly.  Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

 (n)Stock-based compensation and other stock-based payments:

The Company grants stock options to executive officers and directors, and employees pursuant to its stock option plan. The Company uses the fair value method of accounting for all stock-based awards granted, modified or settled during the period. Compensation expense is recorded based on the fair value of the award at the grant date, amortized over the vesting period.

(o)Deferred income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted.  Deferred income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

2.Significant accounting policies (continued):

(p)Basic and diluted income per share:

Basic income per share is calculated using the weighted average number of common shares outstanding during the period.

Diluted income per share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. The incremental common shares related to stock options are calculated using the treasury stock method, whereby the potential proceeds from the exercise of dilutive stock options are used to purchase the Company’s common shares at the average market price during the period.

3.Changes in significant accounting policies:

(a)  Multiple-Deliverable Revenue Arrangements:

On January 1, 2011, the Company prospectively adopted amendments issued by the Financial Accounting Standards Board (“FASB”) associated with multiple-deliverable revenue arrangements. These amendments (a) provide principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated; (b) require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of selling price; (c) eliminate the use of the residual method and require an entity to allocate the revenue using the relative selling price method; and (d) significantly expand related disclosure requirements. The adoption of the amendments did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows for the periods presented.

 (b)  Milestone method of revenue recognition:

On January 1, 2011, the Company prospectively adopted guidance issued by the FASB on the milestone method of revenue recognition for research and development transactions. This method relates to consideration that is contingent upon achievement of a milestone such as the payments provided for under the Company’s collaboration and license agreements. The Company determines the revenue recognition of contingent milestones at the inception of a collaboration and license agreement.  Payments are recognized in their entirety in the period earned for substantive milestones for which the consideration (a) is commensurate with the Company’s performance to achieve the milestone or enhance the value of the delivered item, (b) relates to past performance and (c) is reasonable relative to the deliverables and payment terms within the agreement. The Company has determined all milestones under current collaboration and license agreements to be substantive. There have been no milestones recognized since adoption. The adoption of the guidance did not have a material impact on the timing or pattern of revenue recognition relative to the Company’s collaboration and license agreements nor is expected to in future periods.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

4.Future changes in accounting policies:

(a)  Fair Value Measurements:

In May 2011, the FASB provided amendments to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments provide clarification and/or additional requirements relating to the following: a) application of the highest and best use and valuation premise concepts, b) measurement of the fair value of instruments classified in an entity’s shareholders’ equity, c) measurement of the fair value of financial instruments that are managed within a portfolio, d) application of premiums and discounts in a fair value measurement, and e) disclosures about fair value measurements. These amendments will be effective prospectively for interim and annual periods beginning after December 15, 2011. We do not expect the adoption of the amendments to have a material impact on the Company’s financial position, results of operations or cash flows.

 (b)  Comprehensive Income:

In June and December 2011, the FASB provided amendments requiring an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements, eliminating the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. These amendments will be effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect the adoption of the amendments to have a material impact on the Company’s financial position, results of operations or cash flows.

5.Financial instruments:

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and long-term debt. The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate carrying values because of their short-term nature. The fair value of long-term debt is described in note 11.

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.

(a) Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

5.Financial instruments (continued):

(a) Credit risk (continued):

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions and only investing in liquid, investment grade securities.

The Company is subject to a concentration of credit risk related to its accounts receivable as they primarily are amounts owing from two collaborators. At December 31, 2011 and 2010, the outstanding accounts receivable were within normal payment terms and the Company had recorded no allowance for doubtful accounts.

(b) Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risks as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents, and long-term debt.

The Company is exposed to interest rate cash flow risk on its cash and cash equivalents as these instruments bear interest based on current market rates.

The Company is also exposed to interest rate risk on its long-term debt (note 11) bearing fixed and variable interest rates. The interest rate on the long-term debt is reset annually to a 12-month LIBOR plus 8%.

6.Cash and cash equivalents:

At December 31, 2011, cash equivalents include approximately $420 (2010 - $427) of term deposits with an average interest rate of 0.21% (2010 – 0.10%), which are pledged as collateral for the corporate credit card facility and the repayable allowance (note 10).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

7.Property and equipment:

2011	Cost	Accumulated amortization	Net book value

Laboratory equipment	$3,645	$3,228	$417
Computer equipment	915	635	280
Office equipment	659	609	50
Leasehold improvements	3,185	1,965	1,220

	$8,404	$6,437	$1,967

2010	Cost	Accumulated amortization	Net book value

Laboratory equipment	$3,480	$3,125	$355
Computer equipment	1,196	1,009	187
Office equipment	698	609	89
Leasehold improvements	3,135	1,697	1,438

	$8,509	$6,440	$2,069

Amortization expense for the year ended December 31, 2011 amounted to $760 (2010 - $838).

8.Intangible assets:

2011	Cost	Accumulated amortization	Net book value

Patents (1)	$3,739	$2,191	$1,548

2010	Cost	Accumulated amortization	Net book value

Patents (1)	$3,510	$1,875	$1,635

(1)	Loss on write-down of patents for the year ended December 31, 2011 amounted to $95 (2010 - $25) relating to certain technologies no longer being pursued by the Company.

Amortization expense for the year ended December 31, 2011 amounted to $335 (2010 - $316).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

8.Intangible assets (continued):

The estimated aggregate amortization expense for intangible assets held at December 31, 2011, for each of the five succeeding years is expected as follows:

2012	$316
2013	297
2014	263
2015	222
2016	135
$1,233

9.Accounts payable and accrued liabilities:

Accounts payable and accrued liabilities comprise of:

	2011	2010

Trade accounts payable	$351	$603
Accrued contract research	1,066	2,693
Employee-related accruals	746	1,051
Other accrued liabilities (1)	1,025	1,358

	$3,188	$5,705

(1)	Included in other accrued liabilities at December 31, 2011 is an amount of $59 (December 31, 2010 - $146) owing to a related party (note 17).

10.Deferred leasehold inducement:

2011	Cost	Accumulated Amortization	Net book value

Deferred leasehold inducement	$1,840	$1,279	$561
Less: current portion			116

			$445

2010	Cost	Accumulated Amortization	Net book value

Deferred leasehold inducement	$1,840	$1,138	$702
Less: current portion			216

			$486

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

10.Deferred leasehold inducement (continued):

At the inception of the Company’s leases, the Company received cash tenant improvement allowances and rent-free periods amounting to $1,840 from the landlord which are being amortized on a straight-line basis over the terms of the leases. Included in the leasehold inducement balance is $226 which represents a repayable allowance collateralized with a letter of credit (note 6), and is repaid over 10 years with interest at 10% per annum on the declining balance at approximately $37 per annum.

11.Long term debt:

Pursuant to a collaboration and license agreement with Merck & Co., Inc. (Merck), Merck has granted the Company an interest-bearing credit facility of up to $100 million, secured by a first priority interest to the Company’s patents and all associated proceeds. This credit facility can be accessed in amounts of up to $25 million annually, subject to certain minimums, from January 1, 2010 to December 31, 2013, with each advance to be fully repaid on December 31st, six years after the year in which the Company provides Merck written notice to extend the credit under the credit facility. Interest accrues at LIBOR, which resets annually, plus 8% per annum and is payable at the end of each calendar quarter. At December 31, 2011, the interest rate was 8.8% (December 31, 2010 – 8.9%).

The Company borrowed $25 million under this facility during the year ended December 31, 2010. The Company may at its option, repay all or a portion of the advance from time to time without premium or penalty. This advance must be repaid in full by December 31, 2016.

As at December 31, 2011, the carrying value of the Company’s long-term debt approximates its fair value based on current market borrowing rates. The long-term debt is classified as Level 2 of the fair value hierarchy.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

12.Stockholders’ equity:

(a)Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

 (b)Issued and outstanding:

Number
Common stock	of shares

Balance, December 31, 2009	60,513,911
Issued for cash upon exercise of options	442,694
Issued upon exercise of options in cashless transactions (note 12(c))	95,757

Balance, December 31, 2010	61,052,362
Issued for cash upon exercise of options	73,152
Issued upon exercise of options in cashless transactions (note 12(c))	3,577
Balance, December 31, 2011	61,129,091

(c)Stock options:

The Company’s 2001 amended stock option plan (2001 Amended Plan) provides for the granting of options to executive officers and directors, employees, and consultants of the Company. The 2001 Amended Plan, as approved by the shareholders, permits the maximum aggregate number of common shares issuable to be 7,000,000 common shares. The shares available for issuance generally vest over periods of up to four years with a maximum term of five years. The 2001 Amended plan restricts the maximum number of stock options issuable to insiders to 10% of the issued and outstanding common shares of the Company.

On May 26, 2010, the shareholders approved amendments to the 2001 Stock Option Plan. These amendments (i) permit the cashless exercise of options without payment of cash consideration, where the option holder receives the intrinsic value of the exercised options in the form of common shares issued from treasury, and (ii) provide option holders, at the discretion of the Board of Directors or Chief Executive Officer, with a cash surrender right which entitles the holder to surrender options and receive the intrinsic value of the surrendered options in cash.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

12.Stockholders’ equity (continued):

 (c)Stock options (continued):

Details of the stock option transactions for the years ended December 31, 2011 and 2010 are summarized as follows:

	Number	Weighted average exercise price (CAD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (CAD$)
Outstanding as at December 31, 2009	6,339,031	7.45
Options granted	379,000	7.28
Options exercised(1)	(772,483)	5.85
Options forfeited	(183,832)	7.89
Options expired	(52,667)	6.99
Outstanding as at December 31, 2010	5,709,049	7.65	2.24	4,525

Options granted	559,000	4.28
Options exercised(2)	(85,051)	4.84
Options forfeited	(258,482)	7.82
Options expired	(1,039,553)	8.81
Outstanding as at December 31, 2011	4,884,963	7.05	1.99	Nil
Exercisable as at December 31, 2011	3,712,248	7.74	1.70	Nil
Vested and expected to vest as at December 31, 2011	4,752,105	7.11	1.94	Nil

(1)	During the year ended December 31, 2010, the Company issued 95,757 shares in exchange for 329,089 stock options in cashless exercise transactions.

(2)	During the year ended December 31, 2011, the Company issued 3,577 shares in exchange for 11,899 stock options in cashless exercise transactions.

The outstanding options expire at various dates from March 5, 2012 to September 25, 2016.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

12.Stockholders’ equity (continued):

(c)Stock options (continued):

At December 31, 2011, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
Range of		contractual	exercise		exercise
exercise prices	Number	life (years)	price	Number	price
			(CAD$)		(CAD$)

$3.65 to $4.15	290,000	4.68	3.66	135,125	3.65
$4.65 to $6.24	2,823,117	2.27	4.76	1,867,777	4.72
$7.89 to $8.64	192,000	3.39	8.43	129,500	8.40
$8.98 to $13.93	1,579,846	0.81	11.61	1,579,846	11.61

	4,884,963	1.99	7.05	3,712,248	7.74

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2011 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2010	1,695,607	2.53
Granted	559,000	2.20
Vested	(983,590)	2.37
Forfeited	(98,302)	2.40
Non-vested at December 31, 2011	1,172,715	2.51

                As of December 31, 2011, there was $814 of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.3 years.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2011 was $140 (2010 - $1,974).

The aggregate fair value of vested options during the year ended December 31, 2011 was $2,334 (2010 - $3,973).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

12.Stockholders’ equity (continued):

(c)Stock options (continued):

Cash received during the year ended December 31, 2011 related to the exercise of stock options was $358.

(d)Stock-based compensation:

The estimated fair value of options granted from December 1, 2002 to executive officers and directors, and employees is amortized over the vesting period. Compensation expense is recorded in research and development expenses and general and administration expenses as follows:

	2011	2010
Research and development	$749	$1,138
General and administration	1,182	2,139

Total	$1,931	$3,277

The weighted average fair value of stock options granted during the years ended December 31, 2011 and December 31, 2010 was $2.20 and $3.50 per option respectively. The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2011	2010

Dividend yield	0%	0%
Expected volatility	63.8%	62.2%
Risk-free interest rate	1.8%	2.3%
Expected average life of the options	4.2 years	4.1 years

The Company estimates forfeitures for unvested options as a percentage of stock-based compensation. For the period ended December 31, 2011, the Company applied an estimated percentage of 11.4%, which management considered to be a reasonable estimate of actual forfeitures.

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

13.Basic and diluted income (loss) per share:

As the Company incurred a loss for the year ended December 31, 2011, all stock options were anti-dilutive and were excluded from the diluted weighted average shares outstanding (December 31, 2010 – 3,592,842).

Reconciliations of the income and weighted average number of common shares used in the calculations are set forth below:

	2011	2010
Net income (loss)	$(27,920)	$35,499
Weighted average number of common shares for basic income per share	61,125,804	60,813,604
Dilutive effect of options	-	507,659
Diluted weighted average number of common shares for diluted income per share	61,125,804	61,321,263
Basic and diluted income (loss) per share	$(0.46)	$0.58

14.Commitments:

(a)Operating leases:

The Company entered into a lease agreement for office and laboratory space for a term of 10 years expiring through March 2014, with an option to extend for three additional two year periods (the Original Lease Agreement). The Company subsequently signed amendments to this agreement for additional office and laboratory space expiring through the same date.

On November 1, 2010, the Company entered into a new lease agreement for a term of 10 years effective March 15, 2011, with customary scheduled rent increases, escalation clauses and renewal options. Future minimum annual lease payments under the leases are as follows:

2012	$1,687
2013	1,693
2014	1,296
2015	1,221
2016	1,221
Thereafter	5,411
$12,529

Rent expense, net of sublease income of $728 (2010 - $722), for the year ended December 31, 2011 amounted to $1,575 (2010 - $1,048).

(b)Research and development and other agreements:

The Company entered into various research and development and other agreements requiring it to fund future expenditures of approximately $591 (2010 - $516).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

14.Commitments (continued):

(c)License agreements:

(i)
Pursuant to a license agreement, the Company is responsible for payment of royalties based on a percentage of revenue, subject to certain minimum annual royalties, of the licensed technology. As at December 31, 2011, no royalties were payable. The license agreement may be terminated by the licensor if the licensor deems that insufficient development efforts are being taken. Unless otherwise terminated, the agreement expires on the expiry date of the last issued patent relating to certain technology.

(ii)
Pursuant to a license and option agreement, the Company is responsible for milestone payments of up to $3 million based on the successful completion of the first Phase II clinical trial and the U.S. Food and Drug Administration’s (the FDA’s) approval of the first new drug application related to this license and option agreement, and the FDA’s approval for marketing and commercialization of the product in a cardiovascular indication. The Company is also responsible for milestone payments of up to $6 million based on FDA approval for marketing and commercialization of the product in a hyperuricemic (gout) indication of the product and achievement of certain net sales of the product. The Company also has an obligation to pay royalties based on future net sales. The Company is no longer developing this technology. At December 31, 2011, no amounts were payable. Unless otherwise terminated, the license agreement will terminate upon the expiration of the licensor’s obligation to pay royalties under its original license agreement with a third party.

(iii)
On April 30, 2007, the Company signed an exclusive in-licensing agreement granting the Company exclusive worldwide rights for all indications for a clinical-stage drug candidate.  Under the terms of the agreement, the Company paid an initial upfront payment of $20 million. Additional payments not to exceed $40 million are contingent upon the achievement of certain pre-defined late-stage clinical milestones.  Pursuant to the development and license agreement, the Company is responsible for payment of royalties based on a percentage of revenue if the drug candidate is ultimately commercialized.  The Company is no longer funding the development of this drug candidate. At December 31, 2011, no milestone payments have been paid or are payable.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

15.Collaborative agreements:

	2011	2010
Licensing and other fees:
Astellas US LLC (note a)	$-	$10
Merck & Co. Inc. (notes a & b)	453	65,224
Total	$453	$65,234

Research collaborative fees:
Astellas US LLC (note a)	$368	$564
Merck & Co. Inc. (notes a & b)	684	266
Total	$1,052	$830

 (a) Vernakalant (iv) in North America:

On October 16, 2003, the Company entered into a collaboration and license agreement with Astellas US LLC (Astellas), formerly Astellas Healthcare, Inc., for the co-development and commercialization of vernakalant as an intravenous formulation (vernakalant (iv)) for the treatment of atrial fibrillation and atrial flutter. Pursuant to this agreement, effective October 28, 2003, the Company granted Astellas an exclusive license to vernakalant and its related technology to develop, make and sell intravenous drugs in Canada, the United States, and Mexico (collectively, North America), including a right to sublicense to third parties. The Company retained the rights to vernakalant (iv) for markets outside North America and worldwide rights to the oral formulation of vernakalant for chronic atrial fibrillation.

On July 26, 2011, the Company granted consent for the transfer of rights for the development and commercialization of vernakalant (iv) in North America from Astellas to Merck & Co., Inc. (“Merck”).  Merck now holds exclusive global rights to vernakalant (iv) for the rapid conversion of recent onset atrial fibrillation to sinus rhythm in adults. All terms, responsibilities and payments that Astellas committed to under the original collaboration and license agreement are now assumed by Merck without change.

Under the terms of the agreement, the Company has received upfront and milestone payments of $26 million and is still entitled to subsequent milestone payments of up to $38 million based on achievement of specified development and commercialization milestones, as well as royalties based on future net sales and sublicense revenue. The Company is also entitled to further milestone payments with respect to any subsequent drugs developed under the agreement.

Under the terms of the agreement, Merck is responsible for 75% and the Company is responsible for 25% of eligible costs associated with the development of vernakalant (iv) in North America. Merck is also responsible for all future commercialization costs for vernakalant (iv) in North America.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

15.Collaborative agreements (continued):

(a) Vernakalant (iv) in North America (continued):

This agreement can be terminated entirely, or on a country by country basis, by either party if certain development or commercialization milestones are not met. Unless the agreement is otherwise terminated, the royalty payment period for each country will expire on the later of the expiration of the last valid claim of the patent rights or the date upon which sales by other parties exceed a certain percentage of the market in the country for a certain period of time.

(b) Vernakalant (iv) outside of North America and vernakalant (oral) globally:

On April 8, 2009, the Company entered into a collaboration and license agreement with Merck for the development and commercialization of vernakalant.  Pursuant to this agreement, effective May 19, 2009, the Company granted Merck exclusive global rights to vernakalant (oral), and granted a Merck affiliate, Merck Sharp & Dohme (Switzerland) GmbH, exclusive rights outside of North America to vernakalant (iv).

Under the terms of the agreement, the Company received an upfront payment of $60 million and will be entitled to milestone payments of up to $200 million based on achievement of certain development and approval milestones associated with vernakalant products, and up to $100 million for milestones associated with approvals in subsequent indications of both the intravenous and oral formulations. In addition, the Company will receive tiered royalty payments on sales of any approved products and have the potential to receive milestone payments of up to $340 million based on achievement of significant sales thresholds. Merck has also granted the Company a secured, interest-bearing credit facility of up to $100 million that can be accessed in tranches over several years commencing in 2010 (note 11). The Company has also retained an option to co-promote vernakalant (oral) with Merck through a hospital-based sales force in the United States.  Merck will be responsible for all future costs associated with the development, manufacturing and commercialization of these candidates.

Merck may also request the Company to perform additional development work for which the Company will receive additional payments.

In July 2009, the Company achieved a milestone of $15 million relating to the submission for regulatory approval in Europe of vernakalant (iv). During the year ended December 31 2009, the Company shipped $7.0 million of clinical supplies to Merck under the agreement.

The collaboration and license agreement with Merck is a revenue arrangement with multiple deliverables recognized as a single unit of accounting during the period of ongoing involvement. The initial upfront payment, $15 million milestone payment and proceeds from shipment of clinical supplies were deferred and recognized as licensing and other revenue on a straight-line basis over the period of ongoing involvement of the Company with Merck. During this period, the Company recognized revenue prospectively from the time milestone payments were achieved, services were performed or delivery criteria were met until the end of the amortization period.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

15.Collaborative agreements (continued):

(b) Vernakalant (iv) outside of North America and vernakalant (oral) globally (continued):

On September 2, 2010 the Company achieved a milestone of $30 million relating to the marketing approval in Europe of vernakalant (iv), which was recognized immediately as licensing and other fees. The Company started earning royalty revenue during the year ended December 31, 2010, and continues to earn royalty revenue which is included in licensing and other fees.

16.Income taxes:

The amount of liability for unrecognized tax benefits under U.S. GAAP as of December 31, 2011 is nil.

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties.

The Company is subject to taxes in Canada, the United States, United Kingdom and Switzerland.  The tax years which remain subject to examination as of December 31, 2011 for Canada and Switzerland include 2003 to present, and 2008 to present, respectively.

At December 31, 2011, the Company has investment tax credits of $16,994 (2010 - $15,657) available to reduce deferred income taxes otherwise payable. The Company also has loss carryforwards of $223,538 (2010 - $163,567) available to offset future taxable income in Canada ($154,660), the United States ($44,471), Switzerland ($24,349), and United Kingdom ($58).

The investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2012	$54	$-
2013	254	-
2014	90	-
2015	359	12,369
2016	1,064	8,048
Thereafter	15,173	203,121
	$16,994	$223,538

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

16.Income taxes (continued):

Significant components of the Company’s deferred tax assets and liabilities are shown below:

	2011	2010

Deferred tax assets:
Tax loss carryforwards	$55,699	$42,615
Research and development deductions and credits	13,413	12,538
Tax values of depreciable assets in excess of accounting values	4,619	10,352
Other	158	533

Total deferred tax assets	73,889	66,038

Valuation allowance	(73,889)	(66,038)

Total deferred tax assets	-	-

Deferred tax liabilities	-	-

Net tax asset	$-	$-

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 26.50% (2010 – 28.5%) statutory tax rate, is:

	2011	2010

Tax recovery at statutory income tax rates	$(7,399)	$10,117
Change in valuation allowance	7,852	(8,540)
Foreign exchange	-	(4,227)
Permanent differences and other	(580)	1,280
Tax rate differences	127	1,370
Deferred income tax recovery	$-	$-

The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company.  The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated.  As at December 31, 2011 and 2010, no provisions have been made in the financial statements for any estimated tax liability.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

17.Related party transactions:

The Company has incurred expenses for services provided by a law firm in which an officer of the Company is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2011, the Company has incurred legal fees of $642 (December 31, 2010 - $574) for services provided by the law firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2011 is an amount of $59 (December 31, 2010 - $146) owing to the legal firm.

18.Contingencies:

(a)The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b) The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

(c)The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These indemnification provisions generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

(d) The Company is party to a proceeding related to its use of certain intellectual property, however, management believes that the possibility of a material loss arising from this matter is not likely.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)

As at and for the years ended December 31, 2011 and 2010

19.Segmented information:

The Company operates primarily in one business segment with substantially all of its consolidated assets located in Canada and operations located in Canada, the United States, Switzerland and the United Kingdom. During the years ended December 31, 2011 and 2010, 100% of total revenue was derived from two collaborators (note 15).

20.Subsequent events:

On January 9, 2012, the Company received an advance of $25 million from Merck under a secured, interest-bearing credit facility of up to U.S. $100 million (note 11). The Company may, at its option, repay all or a portion of the advance from time to time without premium or penalty. This advance must be repaid in full by December 31, 2017.

On March 19, 2012, the Company announced it plans to reduce its annual operating expenses to approximately half of its current operating expenses in response to Merck’s decision to discontinue further development of vernakalant (oral).